Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2024	Quarter Ended June 30, 2023
Diluted earnings per share	$0.61	$1.36
Net Income	$1,615,000	$3,644,000
Return on average common equity	5.89%	14.62%
Return on average assets	0.56%	1.27%

Millersburg, Ohio – July 26, 2024 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2024 net income of $1,615,000, or $0.61 per basic and diluted share, as compared to $3,644,000, or $1.36 per basic and diluted share, for the same period in 2023. For the six-month period ended June 30, 2024 net income totaled $4,548,000 compared to $7,578,000 for the same period last year, a decrease of 40%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 5.89% and 0.56%, respectively, compared with 14.62% and 1.27% for the second quarter of 2023. For the six-month period ended June 30, 2024 ROE and ROA were 8.35% and 0.79% as compared to 15.49% and 1.33% for the comparable period in 2023.

Eddie Steiner, President and CEO stated, “Net interest margins remain pressured but have held within 2 basis points of last year’s first six months performance. Deposit balances are steady, buoyed partially by savers taking advantage of higher rates. Loan demand has slowed. Businesses are avoiding nonessential borrowing until lower rates emerge, and home lending is constrained by housing inventory and mortgage rates. We expect some deterioration in credit conditions as borrowers contend with the dual effects of inflation and high interest rates. Overall quality within our loan portfolio remains acceptable with the exception of one customer relationship for which a significant loss reserve has been established.”

Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $4.85 million during the quarter, an increase of $174 thousand, or 4%, from the prior year’s second quarter. Net interest income decreased $69 thousand, or less than 1%, noninterest income increased $8 thousand, or less than 1%, and noninterest expense decreased $235 thousand, or 4%, in the second quarter of 2024 compared to the same period in 2023.

Credit loss provision expense for the quarter increased $2.7 million from second quarter 2023 and $3.9 million for the comparable six-month period. A previously identified commercial lending relationship totaling $6.4 million experienced credit deterioration and was placed on nonaccrual during the second quarter while the company was being offered for sale. On July 23, the bank was notified that the borrower’s company would cease operations. The relationship has a specific reserve of $4.1 million within the combined total allowance for expected credit losses.

The allowance for expected credit losses amounted to $10.6 million, or 1.47% of total loans, on June 30, 2024, as compared to $6.6 million or 0.99% of total loans on June 30, 2023. The allowance for credit losses on off-balance sheet commitments on June 30, 2024 was $477 thousand, as compared to a June 30, 2023 balance of $328 thousand. CSB recorded no allowance for credit losses related to AFS or HTM debt securities as there is a zero loss expectation on these securities.

Loan interest income including fees increased $1.5 million, or 17%, during second quarter 2024 as compared to the same quarter in 2023. The increase was mainly due to rate increases as well as a $57 million increase in average loan volume. Securities interest income decreased $142 thousand, or 7%, during the second quarter 2024 compared to the same quarter 2023 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for second quarter 2024 averaged 5.74%, an increase of 44 basis points from the 2023 second quarter average of 5.30%, while overnight funds and securities yields for second quarter 2024 averaged 5.57% and 2.20%, respectively, compared to 5.15% and 2.13% in the second quarter 2023.

Interest expense rose $1.4 million, or 62%, during second quarter 2024 as compared to second quarter 2023. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve during March 2022 through May 2023, followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the second quarter 2024 was 1.31% as compared to 0.82% for the second quarter of 2023.

The fully-taxable equivalent (“FTE”) (a non-GAAP measure) net interest margin was 3.28% compared to 3.33% for the second quarter 2023. Compared to the 2023 second quarter, FTE net interest income decreased $68 thousand, or less than 1%, reflecting a declining net interest margin offset by a $12 million, or 1%, increase in average earning assets. The higher interest rate environment coupled with the continued mix shift into loans from securities primarily drove the increase in earnings from assets, which was offset by the higher cost of funds. Tax equivalency effect on net interest margin was 0.01% in second quarter 2024 and 2023.

Noninterest income increased $8 thousand, or less than 1%, compared to second quarter of 2023. The increase was primarily the result of a $31 thousand increase in trust and brokerage fees, a $22 thousand increase in earnings on bank owned life insurance, and a $17 thousand increase in gain on sale of mortgage loans. Offsetting decreases were recognized in credit card fees, an unrealized loss on equity securities, and service charges related to deposit overdraft fees.

Noninterest expense decreased $235 thousand, or 4%, from second quarter 2023. Salary and employee benefit costs decreased $333 thousand, or 10%, compared to the prior year quarter, primarily resulting from various decreases in compensation-related benefit programs. Debit card expenses increased $24 thousand, or 14%, primarily with increases in processing. FDIC assessment decreased $49 thousand. Software expense decreased $7 thousand, or 2%. Financial deposit institutions tax increased $24 thousand, or 13%, due to the increase in capital. Equipment expense increased $12 thousand, or 6%. The Company’s second quarter efficiency ratio decreased to 54.2% compared to 56.2% in the prior year.

Federal income tax expense was $348 thousand in the 2024 second quarter compared to $894 thousand in the 2023 second quarter. The effective tax rate for the 2024 and 2023 second quarter was 18% and 20%, respectively.

Average earning assets for the 2024 second quarter increased $12 million, or 1%, from the year-ago quarter, primarily reflecting a $57 million, or 9%, increase in average loans, a $38 million, or 10%, decrease in average securities, and a $7 million, or 22%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $47 million, or 11%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $8 million, or 5%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $2 million from the prior year’s quarter as balances were drawn for expenses and to maintain the low interest rate on the first mortgage. Average consumer credit balances decreased $407 thousand, or 2%, versus the same quarter of the prior year. Commercial loan demand softened to somewhat muted levels during second quarter, with households and businesses alike preferring to limit borrowing until signs of reversal in the Fed’s elevated interest rate posture.

Nonperforming assets were $6.7 million, or 0.93%, of total loans on June 30, 2024, compared to $255 thousand, or 0.04% of total loans, a year ago. The identified commercial relationship mentioned above accounts for $6.4 million of the $6.7 million total nonperforming loans at June 30, 2024. Delinquent loan balances as of June 30, 2024, increased to 1.16% of total loans as compared to 0.15% on June 30, 2023. Net loan charge-offs recognized during second quarter 2024 were $246 thousand, or less than 1% of average loans annualized, compared to second quarter 2023 net loan recoveries of $10 thousand.

Average deposit balances increased on a quarter over prior year quarter comparison by $2 million, or less than 1%. For the second quarter 2024, the average cost of deposits amounted to 1.38%, as compared to 0.84% for the second quarter 2023. Second quarter 2024 increases in average deposit balances over the prior year quarter included money market accounts of $19 million and time deposits of $76 million. Noninterest-bearing accounts decreased $48 million from the prior year’s second quarter while savings and interest-bearing demand accounts declined $45 million. The average balance of securities sold under repurchase agreement during the second quarter of 2024 decreased by $2 million, or 7%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $110 million on June 30, 2024, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 9.49% for the quarter ended June 30, 2024, and 8.68% for the quarter ended June 30, 2023. The Company declared a second quarter dividend of $0.39 per share, producing an annualized yield of 4% based on June 30, 2024 closing price of $39.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of June 30, 2024. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio. A loan production office was opened in Medina, Ohio on March 20, 2024.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2024	2024	2023	2023	2023	2024	2023
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$8,959	$9,190	$9,377	$8,871	$9,027	$18,149	$18,026
Provision for credit loss expense	2,889	1,152	156	177	140	4,041	109
Other income	1,741	1,772	1,678	1,705	1,733	3,513	3,361
Other expenses	5,814	6,142	6,258	6,034	6,049	11,956	11,768
FTE adjustment(a)	34	42	32	34	33	76	67
Net income	1,615	2,933	3,697	3,481	3,644	4,548	7,578
Basic and Diluted earnings per share	0.61	1.10	1.38	1.30	1.36	1.71	2.82

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	0.56%	1.02%	1.25%	1.19%	1.27%	0.79%	1.33%
Return on average common equity (ROE), annualized	5.89	10.84	14.22	13.63	14.62	8.35	15.49
Net interest margin FTE(a)	3.28	3.37	3.36	3.21	3.33	3.33	3.35
Efficiency ratio	54.22	56.00	56.67	56.99	56.24	55.12	55.06
Number of full-time equivalent employees	173	172	168	178	172

MARKET DATA
Book value per common share	$41.43	$41.11	$40.43	$37.96	$37.36
Period-end common share market value	39.00	40.00	37.54	37.75	38.88
Market as a % of book	94.14%	97.30%	92.85%	99.45%	104.07%
Price-to-earnings ratio	8.88	7.78	6.81	6.85	6.99
Average basic common shares outstanding	2,664,485	2,665,277	2,671,086	2,675,967	2,680,526	2,664,879	2,686,382
Average diluted common shares outstanding	2,664,485	2,665,277	2,671,086	2,675,967	2,680,526	2,664,879	2,686,382
Period end common shares outstanding	2,663,924	2,664,683	2,669,938	2,671,313	2,680,325
Common stock market capitalization	$103,893	$106,587	$100,229	$100,842	$104,211

ASSET QUALITY
Gross charge-offs	$274	$88	$15	$43	$15	$362	$54
Net (recoveries) charge-offs	246	74	(5)	(119)	(10)	320	(6)
Allowance for credit losses	10,587	7,136	6,607	6,691	6,559
Nonperforming assets (NPAs)	6,683	361	396	260	255
Net charge-off (recovery) / average loans ratio	0.14%	0.04%	0.00%	(0.07)%	(0.01)%	0.09%	0.00%
Allowance for credit losses / period-end loans	1.47	1.00	0.94	0.98	0.99
NPAs/loans and other real estate	0.93	0.05	0.06	0.04	0.04
Allowance for credit losses / nonperforming loans	158	1,979	1,667	2,576	2,577

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.09%	9.10%	8.79%	8.39%	8.29%
Average equity to assets	9.49	9.38	8.80	8.72	8.68
Average equity to loans	15.37	15.43	14.87	15.00	15.15
Average loans to deposits	70.54	69.78	67.47	66.20	65.05

AVERAGE BALANCES
Assets	$1,161,533	$1,160,661	$1,172,324	$1,162,029	$1,151,403	$1,161,106	$1,149,240
Earning assets	1,097,706	1,097,704	1,107,002	1,096,679	1,085,751	1,097,705	1,084,381
Loans	717,105	705,294	693,779	675,283	660,004	711,199	648,760
Deposits	1,016,569	1,010,745	1,028,207	1,020,135	1,014,631	1,013,657	1,011,692
Shareholders' equity	110,219	108,837	103,164	101,294	99,958	109,528	98,646

ENDING BALANCES
Assets	$1,167,315	$1,156,245	$1,178,689	$1,156,598	$1,156,157
Earning assets	1,104,404	1,097,703	1,109,171	1,087,591	1,088,561
Loans	721,916	710,822	701,404	680,949	664,605
Deposits	1,023,835	1,010,115	1,027,427	1,018,075	1,021,671
Shareholders' equity	110,368	109,555	107,939	101,410	100,140

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2024	2023
ASSETS
Cash and cash equivalents
Cash and due from banks	$19,873	$21,897
Interest-bearing deposits with banks	36,332	38,329
Total cash and cash equivalents	56,205	60,226
Securities
Available-for-sale, at fair-value	127,279	145,357
Held-to-maturity	216,899	238,222
Equity securities	230	257
Restricted stock, at cost	1,520	1,607
Total securities	345,928	385,443

Loans held for sale	228	184
Loans	721,916	664,605
Less allowance for credit losses	10,587	6,559
Net loans	711,329	658,046

Premises and equipment, net	13,538	13,240
Goodwill	4,728	4,728
Bank owned life insurance	25,793	25,050
Accrued interest receivable and other assets	9,566	9,240
TOTAL ASSETS	$1,167,315	$1,156,157

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$277,749	$315,200
Interest-bearing	746,086	706,471
Total deposits	1,023,835	1,021,671

Short-term borrowings	27,842	28,520
Other borrowings	1,326	1,862
Accrued interest payable and other liabilities	3,944	3,964
TOTAL LIABILITIES	1,056,947	1,056,017
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2024 and 2023	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	99,766	92,149
Treasury stock at cost - 316,678 shares in 2024
and 300,277 shares in 2023	(7,757)	(7,137)
Accumulated other comprehensive loss	(10,085)	(13,316)
TOTAL SHAREHOLDERS' EQUITY	110,368	100,140
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,167,315	$1,156,157

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
Interest and dividend income:
Loans, including fees	$10,219	$8,711	$20,428	$16,680
Taxable securities	1,817	1,945	3,707	3,957
Nontaxable securities	88	102	176	203
Other	379	444	748	989
Total interest and dividend income	12,503	11,202	25,059	21,829
Interest expense:
Deposits	3,489	2,128	6,789	3,712
Other	89	80	197	158
Total interest expense	3,578	2,208	6,986	3,870
Net interest income	8,925	8,994	18,073	17,959
Provision for credit loss expense	2,889	140	4,041	109
Net interest income, after provision
for credit loss expense	6,036	8,854	14,032	17,850
Noninterest income
Service charges on deposit accounts	291	300	571	592
Trust services	283	252	677	510
Debit card interchange fees	528	533	1,035	1,054
Credit card fees	165	192	322	369
Earnings on bank owned life insurance	194	172	382	341
Gain on sale of loans	73	56	109	59
Unrealized (loss) gain on equity securities	(23)	4	(29)	13
Other	230	224	446	423
Total noninterest income	1,741	1,733	3,513	3,361
Noninterest expenses
Salaries and employee benefits	3,056	3,389	6,525	6,683
Occupancy expense	294	284	577	566
Equipment expense	201	189	425	396
Professional and director fees	437	386	769	707
Software expense	414	421	842	820
Marketing and public relations	142	136	270	259
Debit card expense	193	169	382	315
Financial institutions tax	216	192	432	384
FDIC insurance expense	129	178	264	249
Other expenses	732	705	1,470	1,389
Total noninterest expenses	5,814	6,049	11,956	11,768
Income before income taxes	1,963	4,538	5,589	9,443
Federal income tax provision	348	894	1,041	1,865
Net income	$1,615	$3,644	$4,548	$7,578
Net income per share:
Basic and diluted	$0.61	$1.36	$1.71	$2.82

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended
(Unaudited)	June 30,
(Dollars in thousands)	2024	2023
Net interest income	$8,925	$8,994
Taxable equivalent adjustment[1]	34	33
Net interest income, FTE	$8,959	$9,027
Net interest margin	3.27%	3.32%
Taxable equivalent adjustment[1]	0.01	0.01
Net interest margin, FTE	3.28%	3.33%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended
(Unaudited)	June 30,
(Dollars in thousands)	2024	2023
Pre-Provision Net Revenue (PPNR)
Net interest income	$8,925	$8,994
Total noninterest income	1,741	1,733
Total revenue	10,666	10,727

Less: Noninterest expense as reported	5,814	6,049
Adjusted noninterest expense	5,814	6,049

PPNR	$4,852	$4,678

TANGIBLE EQUITY

(Unaudited)	June 30,	June 30,
(Dollars in thousands)	2024	2023
Total Shareholders' Equity	$110,368	$100,140
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity	$105,640	$95,412